MG Small Cap Fund 10f3

Transactions Q1 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Selectica, Inc.	Calico Commerce Inc	Firepond Inc.
Underwriters

CS First Boston, Thomas Weisel, US

Bancorp Piper Jaffray, E* Offering, Adams Harkness & Hill, Banc of America, Dain

Rauscher, DBSI, First Union, FleetBoston, Robertson Stephens, Invemed Assoc, Pacific

Growth Eq, Prudential

		Goldman Sachs, Merrill Lynch, Hambrecht & Quist, etc., including DBSI	Robertson Stephens, Dain Rauscher Wessels, SG Cowen, E*Offering, etc.
Years of continuous operation, including predecessors	>3	>3	>3
Security	SLTC	CLIC	FIRE
Is the affiliate a manager or co-manager of offering?	No	No	No
Name of underwriter or dealer from which purchased	CS First Boston	n/a	n/a
Firm commitment?	Yes	Yes	Yes
Trade date/Date of Offering	3/9/2000	10/6/1999	2/4/2000

Total dollar amount of offering sold to QIBs	$ 72,000,000.00	$ -	$ -
Total dollar amount of any concurrent public offering	$ 120,000,000.00	$ 56,000,000	$ 110,000,000
Total	$ 192,000,000.00	$ 56,000,000	$ 110,000,000

Public offering price	$ 30.00	14.00	22.00
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$ 2.10 (7%)	$ 0.98 (7%)	$ 1.54 (7%)

Shares purchased	1,000	n/a	n/a
$ amount of purchase	$ 30,000.00	n/a	n/a

% of offering purchased by fund	0.016%	n/a	n/a
% of offering purchased by associated funds*	0.023%	n/a	n/a
Total (must be less than 25%)	0.039%	n/a	n/a
* DeAM Small Cap Equity